EXIBIT NO. 16

May 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by United Retail Group, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated May 2, 2005. We agree with the statements concerning our Firm in such Form 8-K except that we are not in a position to agree or disagree with the last two paragraphs of Item 4.01(a)(iv) regarding the Company’s remediation efforts.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP